Exhibit 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record

2006 Fourth-Quarter and Year-End Financial Results

• Fourth-Quarter Revenues Up 81.5%

• Fourth-Quarter Net Income Up 301.6%

• Full-Year Revenues Up 43.8%

• Full-Year Net Income Up 120.6%

FAIRPORT HARBOR, OHIO – FEBRUARY 21, 2007 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2006 fourth quarter and full year ended December 31, 2006.

Net revenues for the 2006 fourth quarter increased 81.5 percent to $2,882,167 from $1,588,034 in the same period a year ago. Gross margin, as a percent of sales for the 2006 fourth quarter, was 28.5 percent compared to 29.7 percent in the 2005 fourth quarter. Net income for the 2006 fourth quarter was $337,221 compared to $83,968 for the same period in 2005, or an improvement of 301.6 percent. Net income for the fourth quarter of 2006 includes the gain from the extraordinary item for the forgiveness of debt of $87,500 which did not occur in 2005. Earnings, before interest, taxes, depreciation and amortization (EBITDA), for the 2006 fourth quarter increased 175.2 percent to $473,394, compared to $172,037 for the 2005 fourth quarter.

Revenues for 2006 increased 43.8 percent to $9,441,697 from $6,566,407 in the comparable period last year. For 2006, the gross margin was 27.2 percent, compared to 27.7 percent in 2005. Net income for 2006 was $560,925, compared to $254,238 for the same period in 2005 – an improvement of 120.6 percent. EBITDA for 2006 increased 86.8 percent to $1,089,659 from $583,359 for 2005.

Dr. Steven Tsengas, President and CEO stated, “The Company reported record revenues and earnings for both the 2006 fourth quarter and full year that exceeded our expectations. Further, the 2006 fourth quarter earnings are equal to what they were for the 2005 full year. The Company’s growth over the fourth quarter and full year is a result of increased acceptance of our products with consumers, the addition of Pet Zone products, successful marketing efforts and benefits from our previously disclosed cost reduction initiatives.

“The second half of the year is normally the strongest period of the year and we are pleased to report that the second half had record sales and earnings, which bodes well for the coming year, as we introduce significant new products that we feel answer the needs of pet owners. While we are optimistic about the year, we expect our growth in the 2007 first half to be more in line with historic first half growth rates as a result of new product launches, customer purchasing decisions, manufacturing lead times and the seasonality associated with the pet industry. We are working hard to increase our customer distribution and with our suppliers to limit these quarter-to-quarter fluctuations. We are excited about the coming year and look forward to sharing our successes.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net revenue	$2,882,167	$1,588,034	$9,441,697	$6,566,407
Cost of goods sold	2,060,682	1,116,116	6,874,036	4,745,084

Gross profit on sales	821,485	471,918	2,567,661	1,821,323
Selling, general and administrative Expenses	544,630	367,225	1,934,482	1,487,351

Income from operations	276,855	104,693	633,179	333,972
Other income (expense), net	15,539	5,575	7,643	(1,331)
Interest expense	(42,673)	(26,300)	(167,397)	(78,403)

Income before extraordinary item	249,721	83,968	473,425	254,238
Extraordinary item-debt forgiveness	87,500	—	87,500	—

Net income	$337,221	$83,968	$560,925	$254,238

Basic and diluted earnings per common share after dividend requirements for preferred stock:
Income before extraordinary item	$0.02	$0.01	$0.03	$0.02
Extraordinary item	—	—	—	—

Net Income	$0.02	$0.01	$0.03	$0.02

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,837,788	12,074,872	15,522,099	11,930,298

OURPET’S COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2006	2005
ASSETS
Cash and equivalents	$30,400	$6,477
Receivables, net	1,160,832	930,772
Inventories	2,848,980	2,060,172
Prepaid expenses	48,231	98,964

Total current assets	4,088,443	3,096,385
Property and equipment, net	2,058,201	862,719
Other	329,735	218,976

Total assets	$6,476,379	$4,178,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,548,911	$1,219,185
Accounts payable	1,020,645	867,612
Accrued expenses	164,973	150,687

Total current liabilities	2,734,529	2,237,484
Long-term debt	211,132	22,843
Stockholders’ Equity	3,530,718	1,917,753

Total liabilities and stockholders’ equity	$6,476,379	$4,178,080

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